Exhibit 11(a)

February 23, 2022

Gladstone Capital Corporation

1521 Westbranch Drive

Suite 100

McLean, Virginia 22102

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have served as Maryland counsel to Gladstone Capital Corporation, a Maryland corporation (the “Company”), and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law arising out of the registration by the Company of up to $50,000,000 aggregate principal amount of the Company’s 3.75% Notes due 2027 (the “Exchange Notes”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Notes will be issued by the Company in exchange for the outstanding $50,000,000 aggregate principal amount of the Company’s 3.75% Notes due 2027 (the “Original Notes”) that were issued pursuant to that certain Purchase Agreement, dated as of October 28, 2021 (the “Purchase Agreement”), by and among the Company, Gladstone Management Corporation, a Delaware corporation, Gladstone Administration LLC, a Delaware limited liability company, and Raymond James & Associates, Inc., as representative of the several initial purchasers named in Schedule A to the Purchase Agreement. This firm did not participate in the negotiation or drafting of the Purchase Agreement or the Indenture (as defined herein).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, as amended (the “Bylaws”), certified as of the date hereof by an officer of the Company;

Gladstone Capital Corporation

February 23, 2022

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to, among other matters, (a) the sale and issuance of the Original Notes, (b) the issuance of the Exchange Notes and (c) the execution, delivery and performance by the Company of the Indenture, certified as of the date hereof by an officer of the Company;

6. The Purchase Agreement;

7. The Indenture, dated as of November 6, 2018 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”);

8. The Fourth Supplemental Indenture, dated as of November 4, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee;

9. A certificate executed by an officer of the Company, dated as of the date hereof; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

Gladstone Capital Corporation

February 23, 2022

All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Exchange Notes, if and when issued, will have terms substantially identical to the terms of the Original Notes (except that the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes will not apply) and be issued in exchange therefor as contemplated by the Indenture, the Purchase Agreement and the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action of the Company. The issuance of the Exchange Notes has been duly authorized by all necessary corporate action on the part of the Company.

3. The Indenture has been duly executed and delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Gladstone Capital Corporation

February 23, 2022

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Proskauer Rose LLP, counsel to the Company, may rely on this opinion in connection with any opinion to be delivered by it in connection with the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP